EXHIBIT 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Rodney Carter
Executive Vice President and
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION

NAMES PAUL L. SNYDER TO ITS BOARD OF DIRECTORS

Minneapolis, MN, May 3, 2010 — Christopher & Banks Corporation (NYSE: CBK) today announced that Paul Snyder has been named to its Board of Directors effective today. The election of Mr. Snyder increases the number of Board seats to eight and the number of independent directors to seven. Mr. Snyder will also be a nominee for election at the Company’s next Annual Meeting of Stockholders to be held July 27, 2010.

Paul Snyder, 61, retired as a practicing Certified Public Accountant from KPMG in 2009 after 39 years of service, including as KPMG’s Midwest Area Managing Partner. He is also a past member of KPMG’s United States Board of Directors, as well as KPMG’s Americas Board of Directors.

Mr. Snyder is a director of Securian Group, Inc., a financial services company headquartered in St. Paul, Minnesota. He is also a member of the Board of Directors of The St. Paul Foundation, a member of the Board of Directors of the Minneapolis YMCA and its Executive Committee, and a Life Trustee of the Chicago Historical Society.

Larry Barenbaum, Chairman of the Board of Directors of Christopher & Banks Corporation, commented, “We are extremely pleased to have Paul join our Board of Directors. On behalf of the Board, I know we look forward to working with him and are confident we will benefit from his extensive experience at KPMG serving both public and private companies and from his financial expertise.”

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of May 3, 2010, the Company operates 797 stores in 46 states consisting of 533 Christopher & Banks stores, 262 stores in their plus size clothing division CJ Banks and two dual-concept stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Keywords:  Petites, Women’s Clothing, Plus Size Clothing, Christopher & Banks, CJ Banks.

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